EXHIBIT 2.01
AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “AGREEMENT”) is made and entered into as of November 30, 2010 (the “AGREEMENT DATE”) by and among Arabian American Development Company, a Delaware corporation (“PARENT”), South Hampton Transportation, Inc., a Delaware corporation and an indirect subsidiary of Parent (“MERGER SUB”), and Silsbee Trading and Transportation Corp., a Texas corporation (the “COMPANY”).

RECITALS

A.
The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “MERGER”), with the Company to be the surviving corporation of the Merger, on the terms and subject to the conditions of this Agreement and in accordance with laws of the State of Texas and the State of Delaware.

B.
The Board of Directors of the Company has approved and declared advisable this Agreement and the Merger, has deemed it in the best interests of its stockholders to consummate the Merger, and has determined to recommend to its stockholders the adoption of this Agreement.

C.
The Board of Directors of Parent has approved and declared advisable this Agreement and the issuance of shares of Parent Common Stock (as defined in Article 1) in connection with the Merger (the “PARENT STOCK ISSUANCE”).

D.
For United States federal income tax purposes, the Merger is intended to qualify as a “reorganization” pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “CODE”), and the parties intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3.

E.	Parent, Merger Sub and Company desire to make certain representations, warranties and covenants in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.1.           Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

“AFFILIATE” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.
“APPLICABLE LAW” means all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees of any Governmental Authority applicable to Parent, the Company, their respective Subsidiaries or any of their respective assets, properties or businesses.

“CERTIFICATE OF MERGER” means a certificate of merger, in such appropriate form as is determined by the parties.

 “CLOSING” means the closing of the transactions to consummate the Merger.

“CLOSING DATE” means the business day after the satisfaction or waiver of the conditions set forth in Article 6 (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or such other date as the parties hereto agree in writing, but in no case earlier than November 30, 2010 (unless Parent agrees otherwise).

“COMPANY COMMON STOCK” means the Common Stock, $0.50 par value per share, of the Company.

“COMPANY STOCKHOLDER” means the holder of shares of Company Common Stock.

“CONTRACT” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“EFFECTIVE TIME” means the time of the filing of the Certificate of Merger with the Office of the Secretary of State of the States of Texas and Delaware in accordance with the relevant provisions of Texas Law and Delaware Law (or such later time as may be mutually agreed in writing by the Company and Parent as the time of the Merger and specified in the Certificate of Merger).

“ENCUMBRANCE” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“ENVIRONMENTAL LAWS” means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Authority, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the Environment, as currently in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., Section 136 et seq., Occupational Safety and Health Act 29 U.S.C Section 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and the Endangered Spe-

cies Act (16 U.S.C. Section 1531 et seq.) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

“ENVIRONMENTAL LIABILITIES” means with respect to Parent or the Company, any and all Liabilities of or relating to such party or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such party or any of such Subsidiaries), which (A) arise under or relate to matters covered by Environmental Laws and (B) relate to actions occurring or conditions existing on or prior to the Closing Date.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“GOVERNMENTAL AUTHORITY” means any federal, state, county, local, municipal or foreign court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“GOVERNMENTAL PERMIT” means with respect to Parent, the Company or Merger Sub, any consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of such entity's business or the holding of any of its material assets or properties.

“HAZARDOUS MATERIALS” means any materials or wastes, defined, listed, classified or regulated as radioactive, hazardous, toxic or otherwise dangerous to health or the environment in or under any Environmental Laws including without limitation petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls, but excluding office and janitorial supplies safely stored and maintained.

“HSR ACT” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“LIABILITIES” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“MERGER SUB COMMON STOCK” means the Common Stock, $0.10 par value per share, of Merger Sub.

“PARENT COMMON STOCK” means the Common Stock, $0.10 par value per share, of Parent.

“PERMITTED ENCUMBRANCES” means: (A) statutory liens for taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens.

“PERSON” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“PROMISSORY NOTE” means a note in the principal amount of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00), bearing interest at the rate of 4.0% percent per annum, and payable to the Company Stockholder in three (3) payments, with the first payment being due and payable on November 30, 2011 in the amount of $112,000.00, the second payment being due and payable on November 30, 2012 in the amount of $108,000.00, and the third and final payment being due and payable on November 30, 2013 in the amount of $104,000.00.

“SEC” means the Securities and Exchange Commission.

“SECURITIES ACT” means the Securities Act of 1933, as amended.

“TAX” (and, with correlative meaning, “TAXES”) means (A) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person for any amounts of the type described in clause (A) or (B) of this sentence.

1.2.           Additional Definitions. Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2
THE MERGER

2.1.           The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware and Texas Law, at the Effective Time, Merger Sub shall be merged with and into the Company and the Company shall continue as the surviving corporation of the Merger (the “SURVIVING CORPORATION”).

2.2.           Closing. Subject to termination of this Agreement as provided in Article 7, the Closing shall take place at the offices of Parent in Silsbee, Texas, on the Closing Date. The parties hereto shall cause the Merger to be consummated on the Closing Date by filing Certificates of Merger with the Texas Secretary of State in accordance with Texas Law and the Delaware Secretary of State in accordance with Delaware Law.

2.3.           Effects of the Merger. At and upon the Effective Time:

(a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b) the officers of the Company immediately prior to the Effective Time shall continue as the initial officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

(c) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

(d) the Merger shall, from and after the Effective Time, have all of the effects provided by Texas Law and Delaware Law.

2.4.           Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

(a) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.50 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of the Surviving Corporation.

(b) Conversion of Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time will be canceled, extinguished and automatically converted into the right to receive 23,217 (the “EXCHANGE RATIO”) shares of Parent Common Stock, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.5. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger and all fractional shares will be rounded down to zero.  Each share of Parent Common Stock shall be restricted for a period of two (2) years from the Closing Date and shall bear an appropriate legend stating same.

(c) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time.

2.5.           Exchange of Certificates.

(a) Availability. Promptly after the Effective Time, Parent shall make available the shares of Parent Common Stock in exchange for outstanding shares of Company Common Stock.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall provide to each holder of record of a certificate or certificates (“CERTIFICATES”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.4(b) (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to Parent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent (including any required Form W-9 or Form W-8), the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock (after aggregating all Certificates surrendered by such holder) into which such holder is entitled pursuant to Section 2.4(b) (which shall be in un-certificated book entry form unless a physical certificate is requested or required by Applicable Law or regulation), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(b). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(c) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

2.6           Additional Consideration. As additional consideration for the Merger, Parent shall at the Closing:

(a) Pay the sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) to the Company Stockholder; and

(b) Deliver the Promissory Note to the Company Stockholder.

2.7.           Tax Consequences and Withholding.

(a) Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

(b) Withholding. The Parent and the Surviving Corporation shall each be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any former Company Stockholder such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other Applicable Law. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.8.           Further Assurances. If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Company, Parent, Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as follows:

3.1.           Organization.

(a) Standing and Power. The Company (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of Texas, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

(b) Charter Documents. The Company has made available to Parent prior to the Agreement Date: (i) a complete and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (the “COMPANY CHARTER DOCUMENTS”), and each such instrument is in full force and effect. The Company is not in violation of any of its Company Charter Documents.

3.2.           Capitalization of the Company.

(a) Capital Stock. The authorized capital stock of the Company consists solely of 1,000,000 shares of Company Common Stock, $0.50 par value per share. As of the close of business on October 31, 2010, 10 shares of Company Common Stock were issued and outstanding. From October 31, 2010 through the Agreement Date, no shares of Company Common Stock have been issued by the Company. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to preemptive rights created by Applicable Law, the Company Charter Documents or any Contract to which the Company is a party or by which it is bound.  Any Company Common Stock held by the Company as treasury stock is not considered to be outstanding for purposes of this Agreement.

(b) Stock Options, Purchase Plans, Restricted Stock Units and Convertible Securities. There are no outstanding or authorized stock options, purchase plans, restricted stock units, stock appreciation, profit participation, “phantom stock,” or other similar plans or Contracts with respect to the Company.

(c) No Other Rights. As of the close of business on October 31, 2010, there were no options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts (to which the Company is a party or by which the Company is bound) outstanding to purchase or otherwise acquire any Company Voting Debt, any shares of capital stock of the Company or any securities or debt exercisable for, convertible into or exchangeable for capital stock of the Company, or obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. From October 31, 2010 through the Agreement Date, the Company has not issued or entered into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. The Company Charter Documents do not provide, and the Company is not a party to or otherwise bound by any Contract providing, for registration rights, rights of first refusal in favor of a third party, preemptive rights, co-sale rights, anti-dilution rights, redemption rights or other similar rights or other restrictions applicable to any outstanding securities of the Company. The Company is not a party to or otherwise bound by any Contract (including any voting agreement, voting trust or proxy) regarding the voting of any outstanding securities of the Company.

(d) Voting Debt. There are no issued or outstanding bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of the Company may vote (“COMPANY VOTING DEBT”).

(e) Legal Compliance. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts pursuant to which such securities were issued.

(f) Ownership of Parent. To the Company's knowledge, the Company does not own any shares of capital stock of Parent or any of its Subsidiaries.

3.3.           Authorization.

(a) Power and Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject in the case of consummation of the Merger to obtaining the Company Stockholder Approval (as defined below). The execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than the Company Stockholder Approval.

(b) Board Approval. The Board of Directors of the Company has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and has declared this Agreement advisable, (ii) duly approved this Agreement and the Merger, which approval has not been rescinded or modified, (iii) resolved to recommend this Agreement to the Company Stockholders for adoption, and (iv) directed that this Agreement be submitted to the Company Stockholders for consideration in accordance with this Agreement.

(c) Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “COMPANY STOCKHOLDER APPROVAL”), is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby.

(d) Enforceability. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(e) No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by the Company to enable the Company to lawfully enter into, and perform its obligations under, this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and the antitrust, competition or similar laws of any foreign jurisdiction and the expiration or early termination of applicable waiting periods under the HSR Act and such foreign laws, (iii) the Company Stockholder Approval, and (iv) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to materially affect the ability of the Company to consummate the Merger.

(f) No Conflict. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or require any consent, waiver or approval under, (i) the Company Charter Documents, (ii) subject to compliance with the requirements set forth in the preceding subsection (e), any Applicable Law applicable to the Company or any of its respective assets or properties, or (iii) any Contract or Governmental Permit to which the Company is a party or by which the Company is bound, other than, in the cases of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be expected to materially affect the ability of the Company to consummate the Merger.

3.4.           Financial Statements.  Company has furnished Parent with Company’s un-audited balance sheet as of December 31, 2009, and the related un-audited statement of income for the twelve (12) months ending December 31, 2009.  Company has also furnished its interim un-audited balance sheet

 (“BALANCE SHEET”) as of October 31, 2010 and the related un-audited statement of income for the 10-month period ending on the Balance Sheet Date.  The financial statements referred to in this paragraph:

(a) Are in accordance with the books and records of the Company;

(b) Fairly represent the financial condition of the Company as of the described dates and the results of its operations as of and for the periods specified, all prepared in accordance with GAAP, applied on a basis consistent with prior accounting periods;

(c) Contain and reflect, in accordance with GAAP consistently applied, (i) reserves for all liabilities and costs in excess of expected receipts and (ii) all discounts and refunds in respect of service and products already rendered or sold that are reasonably anticipated and based on events or circumstances in existence or likely to occur in the future with respect to any of Company’s Contracts or commitments; and

(d) Specifically, but not by way of limitation, the Balance Sheet discloses in accordance with GAAP all of the debts, liabilities and obligations of any nature, whether absolute, accrued or contingent, of Company at the Balance Sheet Date, including appropriate reserves for all Taxes due at such date but not yet payable.

3.5.           Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company.

3.6.           Compliance with Laws.

(a) Applicable Law. The Company has complied, and is now in compliance, with all Applicable Law. The Company has not received any written notification from any Governmental Authority asserting that the Company has failed to comply, or is not in compliance, with Applicable Law and to the Company's knowledge, no investigation or review of the Company by any Governmental Authority is pending, and to the Company's knowledge, no such notification, investigation or review has been threatened in writing against the Company and no reasonable basis therefor exists.

(b) Permits. The Company holds all Governmental Permits and all such Governmental Permits are valid and in full force and effect, the Company has not received any written notification from any Governmental Authority asserting that the Company has failed to comply with or is not in compliance with any such Governmental Permit or regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Permit, and to the Company's knowledge, no such notification has been threatened in writing against the Company and no reasonable basis therefor exists.

3.7.           Properties. The Company (a) has good and valid title to all the properties and assets reflected in the latest un-audited balance sheet included in the Company Financial Statements as being owned by the Company, free and clear of all Encumbrances, except (1) Permitted Encumbrances, (2) such imperfections or irregularities of title, easements, covenants, rights-of-way and other Encumbrances as do not materially impair the continued use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (3) mortgages deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the Financial Statements of the Company, and (b) is the lessee of all leasehold estates reflected in the latest un-audited Company Financial Statements or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor.

3.8.           Taxes. The Company (a) has properly completed and timely filed all material foreign, federal, state, local and municipal tax and information returns (collectively, “RETURNS”) required to be filed by it, (b) has timely paid all material taxes required to be paid by it for which payment was due, (c) has established an adequate accrual or reserve in accordance with GAAP applied on a consistent basis for the payment of all material taxes payable in respect of the periods or portions thereof prior to the date of the Company Balance Sheet (which accrual or reserve as of such date is fully reflected on the Company Balance Sheet), and (d) has no Liability for material taxes in excess of the amount so paid or accruals or reserves so established except for taxes subsequent to the date of the Company Balance Sheet incurred in the ordinary course of business. All such Returns are true, correct and complete in all material respects. The Company has not received any written notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (b) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. No material tax liens are currently in effect against any of the assets of the Company other than liens that arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by the Company of any statute of limitations with respect to any material taxes. The Company has not consented to extend to a date later than the Agreement Date the period in which any material tax may be assessed or collected by any taxing agency or authority. The Company is not a party to or bound by any material tax sharing, tax indemnity, or tax allocation agreement nor does the Company have any material liability or material potential liability to another party under any such agreement. The Company has never been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. The Company has not taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a transaction described in Section 368(a) of the Code.

3.9.           Employment.

(a) The Company is in compliance with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters.

(b) No union organizing effort with respect to employees of the Company in underway and there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its respective employees which have, or would reasonably be expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

(c) The Company has fully paid any and all employment taxes due and payable prior to the Closing Date.

3.10.           Absence of Certain Changes.

(a) Since October 31, 2010, the Company has operated its business in all material respects in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company (a) declaration, setting aside, making or payment of any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company, (b) reclassification, combination, split or subdivision of any capital stock of the Company, (c) redemption, purchase or other acquisition, directly or indirectly, by the Company of any capital stock, other equity interests or other securities of the Company, or (d) through the Agreement Date any incurrence of any indebtedness for borrowed money for the Company or issuance of any debt securities or assumption, guarantee or endorsement of the obligations of any Person for borrowed money.

(b) Since the Balance Sheet Date, there has not been any material adverse change in the financial condition, business and assets or other properties of the Company that alters or impairs its ability to conduct its business, including labor difficulties, market conditions or any other event of any character.

3.11.           Material Contracts.

(a) Listing. Except as listed on Schedule 3.11, the Company is not a party to or bound by any Contract as of the Agreement Date (each, a “COMPANY CONTRACT”).

(b) No Default. The Company or, to the Company's knowledge, any counterparty to any Company Material Contract, has not violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both), would constitute a default under, or give any counterparty the right to exercise any remedy (including the right to a rebate, refund, credit, change in performance schedule, cancellation, termination or modification) pursuant to, the provisions of any Company Contract.

3.12.           Environmental Matters. The operations of the Company are, and at all times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Governmental Permits required by Environmental Laws. There are no pending or, to the knowledge of the Company, threatened, suits, actions, investigations or proceedings under or pursuant to Environmental Laws against the Company or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by the Company. To the Company's knowledge, the Company has received no written allegations of any Liabilities under any Environment Law and the Company has no knowledge or any pending or threatened such allegations. The Company has not generated, transported, treated, stored, installed, disposed of or released any Hazardous Materials in violation of, or in a manner that would reasonably be expected to give rise to liability to the Company under, any Environmental Laws.

3.13.           State Takeover Statutes. The Company has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Parent and Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Parent and Merger Sub herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state anti-takeover statute or regulation, nor any takeover-related provision in the Company Charter Documents, would (a) prohibit or restrict the Company's ability to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (c) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

3.14.           Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows:

4.1.           Organization.

(a) Standing and Power. Each of Parent and Merger Sub (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

(b) Charter Documents. Parent has made available to the Company or filed with the SEC prior to the Agreement Date: (i) a complete and correct copy of the Certificate of Incorporation and Bylaws of Parent, each as amended to date, and (ii) a complete and correct copy of the articles or certificate of incorporation and bylaws (or like organizational documents), each as amended to date, of Merger Sub (collectively with the documents identified in the preceding clause (i), the “PARENT CHARTER DOCUMENTS”), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of its Parent Charter Documents.

(c) Merger Sub. All the outstanding shares of capital stock of, or other equity or voting interests in the Merger Sub (i) are owned directly or indirectly by Parent, (ii) are not subject to any preemptive right or right of first refusal created by Applicable Law, Parent Charter Documents or any

Contract to which Merger Sub is a party or by which it is bound, and (iii) are duly authorized, validly issued, fully paid and nonassessable.

4.2.           Capitalization of Parent and Merger Sub.

(a) Capital Stock. The authorized capital stock of Parent consists solely of 40,000,000 shares of Parent Common Stock, $0.10 par value per share. As of the close of business on December 31, 2009, (i) 23,433,995 shares of Parent Common Stock were issued and outstanding, and (ii) 300,000 shares of Parent Common Stock were held in treasury by Parent and its Subsidiaries. From December 31, 2009 through the Agreement Date, no shares of Parent Common Stock have been issued by Parent or any Subsidiary of Parent other than (i) 14,000 shares of Parent Common Stock issued to Directors, (ii) 2,750 shares of Parent Common Stock issued to employees, and (iii) pursuant to the exercise of Parent Options. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to preemptive rights created by Applicable Law, the Parent Charter Documents or any Contract to which the Parent is a party or by which it is bound.

(b) Legal Compliance. All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts pursuant to which such securities were issued.

(c) Ownership of the Company. To the knowledge of Parent, neither Parent nor Merger Sub owns any shares of capital stock of the Company.

(d) Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock, $0.10 par value per share. As of the Agreement Date, there are 100 shares of Merger Sub Common Stock issued and outstanding, all of which are held directly by Texas Oil & Chemical II, Inc., a Texas corporation and wholly owned subsidiary of Parent. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Merger Sub does not hold any material assets or incurred any material liabilities.

4.3.           Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject in the case of consummation of the Merger to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub (which shall be effected by Parent promptly following execution of this Agreement). The execution and delivery of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub (which shall be effected by Parent promptly following execution of this Agreement).

4.4           Release of Guarantees.  Parent will use best efforts to obtain the release of Company Stockholder’s personal guarantees pertaining to Company Contracts listed on Schedule 3.11 and will de-

fend and indemnify Company Stockholder from and against any collection actions on Company Contracts listed on Schedule 3.11.

ARTICLE 5
COVENANTS

5.1. Conduct of Business. The Company will conduct its operations in all material respects only in the ordinary and usual course of business consistent with past practice and (ii) use its commercially reasonable efforts to keep available the services of the current officers and key employees of the Company and to preserve the current relationship of the Company with their suppliers and other Persons with which the Company has significant business relations as are reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, the Company shall not (unless required by Applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) amend or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, grant, transfer or authorize the issuance, sale, grant or transfer of any shares of capital stock of, or other equity interests in, the Company, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of the Company;

(c) sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets of the Company, except in the ordinary course of business consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company or enter into any agreement with respect to the voting of the capital stock of the Company;

(e) (A) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interests or other securities of the Company;

(f) (A) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, (B) terminate, cancel, or agree to any material and adverse change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, or (C) make or authorize any material loan to any Person outside the ordinary course of business;

(g) (A) increase the base salary, incentive compensation (whether in Company Common Stock or cash), severance benefits or perquisites payable or to become payable to directors or executive officers of the Company, (B) increase the compensation or benefits payable or to become payable to its other employees, (C) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, (D) establish, adopt, enter into or amend any collective bargaining agreement or Company Benefit Arrangement for the benefit of any director, officer, consultant or employee, except to the extent required by Applicable Law or in the ordinary course of business consistent with past practice, or (E) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Arrangement or Company Option;

(h) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Authority;

(i) except in the ordinary course of business consistent with past practice or except as required by Applicable Law, make any material tax election or settle or compromise any material liability for taxes (except to the extent that any such election, settlement or compromise does not result in or create an obligation to pay taxes in excess of amounts reserved therefor in the Company Balance Sheet), or change any annual tax accounting period or method of tax accounting;

(j) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination involving the Company;

(k) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business or as may be required by GAAP; or

(l) take any action that is intended to result in any of the conditions to the Merger set forth in Article 6 not being satisfied.

5.2.           Access to Information; Confidentiality.

(a) Access to Information. Subject to the Confidentiality Agreement and Applicable Law, each of the Company and Parent shall afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of such party) and, during such period and subject to the Confidentiality Agreement and Applicable Law, each of the Company and Parent shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b) Confidentiality. Each of the Company and Parent will hold and keep confidential, and will cause its respective officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect.

5.3.           Reasonable Best Efforts.

(a) Governmental and Third Party Approvals. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (1) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all filings required under the HSR Act, with the Federal Trade Commission or the United States Department of Justice and any necessary antitrust, competition or similar laws of any foreign jurisdiction, (2) the obtaining of all necessary consents, approvals or waivers from third parties, (3) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (4) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to Applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the Company or Parent, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger and the other transactions contemplated by this Agreement.

(b) Notification. Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, each party shall without limitation use its reasonable efforts to: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (3) to the extent practical, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the other in advance and to the extent permitted by such Governmental Authority gives the other the opportunity to attend and participate thereat, and (4) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

(c) State Takeover Statutes. In connection with and without limiting the foregoing, the Company and Parent shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

(d) Divestitures. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required to hold separate (including by trust or otherwise) or divest, or take any other action with respect to, any of its assets or businesses or enter into any consent decree or other agreement that (1) would reasonably be expected to result in a Material Adverse Effect on Parent or the Company after the Effective Time or (2) is not conditional on consummation of the Merger.

5.4.           Survival of Warranties and Indemnification.

(a) Nature of Survival of Representations and Warranties. All statements contained in any memorandum, certificate, letter, document, or other instrument delivered by or on behalf of Company, Merger Sub, Parent or the shareholder of Company to this Agreement will be deemed representations and warranties made by such parties, respectively, to each other under this Agreement.  The representations and warranties of the parties and the shareholder will survive for a period of three (3) years following the Closing Date and will survive despite any inspections, examinations, or audits of the parties and the shareholders.

(b) Indemnification. On or before the Closing Date, Company will obtain from its shareholder an agreement to indemnify and hold harmless Parent and Surviving Corporation against all damages, as defined below.  Damages as used in this paragraph, includes any claim, action, demand, loss, cost, expense, liability, penalty, and other damage, including, but not limited to, attorney’s fees and other costs and expenses incurred in attempting to avoid damages or in enforcing this indemnity agreement, resulting to the Parent or Surviving Corporation from:

(1) Any inaccurate representation made by or on behalf of the Company or its shareholder in or under this Agreement;

(2) Breach of any of the warranties in or under this Agreement made by or on behalf of Company or its shareholder;

(3) Breach or default in the performance by Company of any applicable obligations specified in this Agreement;

(4) Breach or default in the performance by Company’s shareholders of any of the applicable obligations specified in the agreement delivered by them to Parent or Surviving Corporation under this Agreement; or

(5) Any claim, lawsuit, liability, loss, damage, expense, penalty, fine or interest (including reasonable attorneys’ fees and costs) arising from or related to the Company on or before the Closing Date.

The shareholder will reimburse Parent and Surviving Corporation for any payment or loss suffered by Parent or Surviving Corporation at any time after the Closing Date, based on the judgment of any court of competent jurisdiction or under a bona fide compromise or settlement of claims, demands, or actions, regarding any damages described in this paragraph.  Shareholder must discharge obligations to Parent or Surviving Corporation by the payment of cash on demand.  The shareholder will have the opportunity to defend any claim, action or demand asserted against Parent or Surviving Corporation for which Parent or Surviving Corporation claims indemnity against the shareholder, provided that: (i) the defense is conducted by counsel reasonably approved by Parent and Surviving Corporation; (ii) the defense is expressly assumed in writing within ten (10) days after written notice of the claim, action or demand is given to the shareholder; and (iii) Parent’s and/or Surviving Corporation’s counsel may participate at all times and in all proceedings, formal and informal, relating to the defense, compromise and settlement of the claim, action or demand, at the expense of the Parent and/or Surviving Corporation.

(c) Expenses. Company will cause the shareholder to pay all expenses incurred by Company related to and arising out of this Agreement and the transaction contemplated in it, including, but not limited to, all fees and expenses of Company’s counsel and accountants.

5.5.           Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

5.6.           Public Announcements. The Company and Parent will use reasonable best efforts to consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. In addition, except for prior communications consented to in accordance with this Section 5.6, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

5.7.           Tax-Free Reorganization Treatment. Parent and the Company hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Parent and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall use its reasonable best efforts to cause the

Merger to so qualify. Neither Parent, Merger Sub nor the Company shall take any action, cause or permit any action to be taken, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 6
CONDITIONS TO OBLIGATIONS OF THE PARTIES

6.1.           Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Antitrust Waiting Periods. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any required approval of the Merger of the European Commission shall have been obtained pursuant to the EC Merger Regulation. All other material approvals under antitrust, competition or similar laws of other foreign jurisdictions required to be obtained prior to the Merger shall have been obtained.

(c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction (collectively, “RESTRAINTS”), shall be in effect which prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.

(d) Miscellaneous. Prior to the Closing, Company shall transfer all rights, title and ownership of the following assets to Company Stockholder: 13,000 shares of Parent Common Stock, Kubota M4900 tractor, Kubota diesel mower, 10 foot long by 7 foot wide lawnmower tractor, Northern Tool forks for tractor, Yamaha Grizzly 700 4-wheeler, 2010 18 foot long by 7 foot wide Big Tex trailer, covered 12 foot long cargo trailer, Kubota 5040DR tractor and 6 foot wide Sunshine mower.

6.2.           Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth herein shall be true and correct and both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

6.3.           Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).
(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Company Owned Assets. The Company must own the following assets listed on Schedule 6.3(d) at Closing.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1.           Termination. This Agreement may be terminated at any time prior to the Effective Time by:

(a) by mutual written consent of the Company and Parent, if the Board of Directors of each so determines;

(b) by written notice of either the Company or Parent (as authorized by the Board of Directors of the Company or Parent, as applicable):

(1) if the Merger shall not have been consummated by December 31, 2010 (the “OUTSIDE DATE”), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(1) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(2) if a Governmental Authority that is of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(2) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(3) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken;

(c) by the Company (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement, if such breach shall be incapable of being cured or shall not have been cured in all material respects within thirty (30) days after written notice thereof shall have been received by Parent;

(d) by Parent (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement, if such breach shall be incapable of being cured or shall not have been cured in all material respects within thirty (30) days after written notice thereof shall have been received by the Company;

7.2.           Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties.

7.3.           Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after the occurrence of the Company Stockholder Approval there may not be, without further approval of the stockholder of the Company, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holder of Company Common Stock hereunder, or which by Applicable Law otherwise expressly requires the further approval of such stockholder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

7.4.           Extension; Waiver. At any time prior to the Effective Time, a party may, subject to Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL

8.1.           Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile (receipt confirmed) or (b) on the first business day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company:
Mr. Nicholas N. Carter
Silsbee Trading and Transportation Corp.
7760 Rosewood Drive
Lumberton, Texas 77657

(b) if to Parent or Merger Sub:
Mr. Nicholas N. Carter
Arabian American Development Company
P.O. Box 1636

Silsbee, Texas 77659

with a copy to:
Charles W. Goehringer, Jr.
Germer Gertz, L.L.P.
550 Fannin, Suite 400
Beaumont, Texas 77701

8.2.           Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

8.3.           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

8.4.           Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and neither party is relying on any other oral or written representation, agreement or understanding and is not intended to confer upon any Person other than the parties any rights or remedies.

8.5.           Governing Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

8.6.           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.7.           Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the District Courts of Jefferson County, Texas in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other such court.

8.8.           Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.9.           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

8.10.           Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.11.           Waiver of Jury Trial. EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.12.           Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13.           No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.13.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Silsbee Trading and Transportation Corp.	South Hampton Transportation, Inc.

By: /s/Nicholas N. Carter	By: /s/ Nicholas N. Carter
Nicholas N. Carter, its President and Company Stockholder	Nicholas N. Carter, its President

Arabian American Development Company

By: /s/ Nicholas N. Carter Nicholas N. Carter its Chief Executive Officer